October 25, 2007


Residential Asset Mortgage Products, Inc.
8400 Normandale Lake Boulevard
Minneapolis, Minnesota  55437


        Re:           Residential Asset Mortgage Products, Inc.
                      GMACM Home Equity Loan-Backed Term Notes, Series 2007-HE3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (File No. 333-140609), filed by Residential Asset Mortgage Products, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission on February 9, 2007, and declared effective on April 12, 2007 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of GMACM Home Equity Loan-Backed Term Notes, Series 2007-HE3 (the "Term Notes"). The Term Notes will be issued pursuant to an Indenture, dated as of October 26, 2007 as more particularly described in the prospectus, dated April 17, 2007, and the prospectus supplement, dated October 25, 2007, relating to the Term Notes (together, the "Prospectus").

        We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

        Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Term Notes have been duly executed and delivered in accordance with the Indenture and sold, the Term Notes will be legally issued, fully paid and non assessable, and the Term Notes will be binding obligations of GMACM Home Equity Loan Trust 2007-HE3, the issuing entity, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.




                                       Very truly yours,






                                       /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP


                                       ORRICK, HERRINGTON & SUTCLIFFE LLP